Exhibit 99.1

Schnitzer Reports Third Quarter Fiscal 2012 Financial Results

Operating Income Increased 23% and Diluted EPS Increased 16% Sequentially

PORTLAND, Ore.--(BUSINESS WIRE)--June 28, 2012--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported diluted earnings per share from continuing operations of $0.40 for its fiscal 2012 third quarter ended May 31, 2012, an increase of 16% from $0.35 reported in the second quarter of fiscal 2012. The Company generated $95 million in operating cash flow during the third quarter and reduced total debt to total capital to 24%, down from 27% at the end of the second quarter of fiscal 2012.

These results exceeded the third quarter market outlook we previously provided. In our Metals Recycling Business, operating income per ton of $13 was higher than anticipated due to benefits from higher production and lower cost of goods sold. Our Auto Parts Business and Steel Manufacturing Business also performed slightly better than the outlook. Corporate costs were lower by $1 million sequentially due to reduced compensation accruals.

Summary Results from Continuing Operations
($ in millions, except per share amounts)
	Quarter
	3Q12	2Q12	% Change	3Q11
Revenues	$880	$887	(1)%	$981
Operating Income	22	18	23%	55
Income from continuing operations attributable to SSI*	11	10	17%	33
Net income per share from continuing operations attributable to SSI**	$0.40	$0.35	16%	$1.17

* Excludes income attributable to noncontrolling interests
** Excludes results from discontinued operations

"Our consolidated third quarter operating income improved 23% from the second quarter, primarily due to our Auto Parts Business which benefited from higher parts sales and lower SG&A, achieving a 6% sequential growth in revenues and a 44% increase in operating income," said Tamara Lundgren, President and Chief Executive Officer. "In our Metals Recycling Business and Steel Manufacturing Business, results reflected relatively stable volumes and a flat selling price environment. However, all of our divisions continue to be impacted by challenging market conditions resulting from the global economic slowdown."

"Our ability to generate strong operating cash flow has enabled us to return capital to shareholders through share repurchases during the quarter and a substantial increase in our quarterly dividend which we announced last quarter. At the same time, we have been able to continue investing in growth projects while steadily reducing total debt outstanding," Lundgren said.

Metals Recycling Business

Summary of Metals Recycling Business Results
($ in millions, except selling prices; Fe volumes 000s long tons; NFe volumes M LB)

	Quarter
	3Q12	2Q12	% Change	3Q11
Total Revenues	$787	$782	1%	$879

Ferrous Revenues	$622	$613	2%	$703
Ferrous Volumes	1,353	1,353	—%	1,464
Avg. Net Ferrous Sales Prices ($/LT)(1)	$424	$421	1%	$440

Nonferrous Revenues	$155	$159	(2)%	$168
Nonferrous Volumes	154	169	(9)%	145
Avg. Net Nonferrous Sales Prices ($/LB)(1)	$0.97	$0.91	7%	$1.12

Operating Income	$18	$20	(11)%	$46

(1) Sales prices are shown net of freight

Sales Volumes: Ferrous sales volumes were 1.4 million tons, approximating the second quarter. Nonferrous sales volumes were 154 million pounds, a decline of 9% compared to the higher than normal second quarter level which included benefits of processing backlog material. On a year-to-date basis, ferrous volumes increased 4% and nonferrous volumes increased 22% compared to the prior year.

Export customers accounted for 77% of total ferrous sales volumes. Our ferrous and nonferrous products were shipped to 19 countries in the third quarter. The top ferrous export destinations were Turkey, South Korea and China. The top nonferrous markets were China, the United States and South Korea.

Pricing: Average ferrous prices were flat, compared to prices in the second quarter of fiscal 2012. Average nonferrous prices increased 7%, compared to prices in the second quarter of fiscal 2012.

Margins: Operating income was $18 million in the third quarter of fiscal 2012, which equates to operating income per ferrous ton of $13, a decrease of $2 compared to the second quarter fiscal 2012. Operating margins increased from our market outlook due to higher production and to lower than forecasted cost of goods sold, including purchase prices and freight costs, among other items. However, operating margins remain compressed as a result of the weak economic environment in the U.S.

Auto Parts Business

Our Auto Parts Business delivered increased volumes, revenues and operating income in the third quarter of fiscal 2012 as compared to the prior quarter.

Summary of Auto Parts Business Results
($ in millions, except locations)

	Quarter
	3Q12	2Q12	% Change	3Q11
Revenues	$83	$78	6%	$87
Operating Income*	13	9	44%	17

Car Purchase Volumes (000)	89	84	6%	93

Locations (end of quarter)	51	51	—%	50

* Excludes results from discontinued operations

Revenues: Revenues increased 6% from the prior quarter due to higher parts sales and admissions, while scrap and core revenues were essentially in line with the second quarter.

Margins: Operating margins of 15% reflected improved volumes sequentially, as well as seasonal benefits on parts sales and admissions, and lower SG&A expenses, as compared to the second quarter of fiscal 2012.

Steel Manufacturing Business

In the third quarter, our Steel Manufacturing Business achieved break-even operating income.

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume in thousands of tons)

	Quarter
	3Q12	2Q12	% Change	3Q11
Revenues	$79	$85	(7)%	$91
Operating Income (Loss)	$—	$(1)	NM	$3
Avg. Net Sales Prices ($/NT)	$734	$725	1%	$734
Finished Goods Sales Volumes	103	112	(8)%	118

NM = Not Meaningful

Sales Volumes: Finished steel sales volumes of 103 thousand tons decreased 8% from the prior quarter.

Pricing: Average net sales prices for finished steel products increased slightly from the prior quarter due to product mix.

Margins: Slightly higher sales prices and lower production costs offset reduced sales volumes, resulting in break-even operating performance.

Market Conditions

Since the end of the third quarter, prices for recycled metals have declined significantly. As average inventory costs typically decline more slowly than the cash purchase costs for raw materials, this may negatively impact our fourth quarter results. The Company intends to provide its fourth quarter market outlook on expected pricing, volumes and margins during the second half of August 2012.

Corporate Items

The Company's effective tax rate for the third quarter was 39.3%, compared to 31.5% for the second quarter, primarily due to lower financial performance in foreign operations which are taxed at more favorable rates. The effective tax rate for the fiscal year is expected to be approximately 34%.

During the quarter the Company repurchased 555 thousand shares of its Class A Common Stock for a total cost of $15 million. Of the shares repurchased, 425 thousand ($12 million) settled in the third quarter, with the remainder to be reflected in our fourth quarter financial statements. Under authorities granted by our Board of Directors, 2.6 million shares remain available for repurchase.

Despite share repurchases and higher dividend payments, total debt decreased by $56 million to $358 million, in the third quarter from the second quarter reflecting strong operating cash flows.

Analysts' Conference Call: Third Quarter of Fiscal 2012

A conference call and slide presentation to discuss results will be held today, June 28, 2012, at 11:30 a.m. EST hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC. FINANCIAL HIGHLIGHTS (in thousands) (Unaudited)

	For the Three Months Ended (1)			For the Nine Months Ended (1)
	May 31, 2012	February 29, 2012	May 31, 2011	May 31, 2012	May 31, 2011

REVENUES:

Metals Recycling Business:
Ferrous sales	$621,923	$612,603	$702,829	$1,812,550	$1,685,986
Nonferrous sales	155,265	158,997	167,812	456,552	406,526
Other sales	9,339	10,333	8,663	27,796	15,528
TOTAL MRB SALES	786,527	781,933	879,304	2,296,898	2,108,040

Auto Parts Business	82,936	78,232	86,850	245,222	226,063
Steel Manufacturing Business	78,623	84,523	90,894	243,048	224,596
Intercompany sales eliminations	(68,221)	(58,076)	(75,986)	(206,515)	(180,691)
TOTAL	$879,865	$886,612	$981,062	$2,578,653	$2,378,008

OPERATING INCOME (LOSS):

Metals Recycling Business	$17,817	$19,952	$45,693	$50,868	$112,918
Auto Parts Business	12,543	8,708	17,328	31,693	47,324
Steel Manufacturing Business	253	(868)	3,485	602	739
Corporate expense	(8,751)	(9,589)	(10,582)	(28,635)	(32,249)
Intercompany eliminations	216	(216)	(592)	506	976
TOTAL	$22,078	$17,987	$55,332	$55,034	$129,708

(1) Excludes discontinued operations

SCHNITZER STEEL INDUSTRIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts) (Unaudited)

	For the Three Months Ended (1)			For the Nine Months Ended (1)
	May 31, 2012	February 29, 2012	May 31, 2011	May 31, 2012	May 31, 2011
Revenues	$879,865	$886,612	$981,062	$2,578,653	$2,378,008
Cost of goods sold	807,980	817,087	870,530	2,367,283	2,105,932
Selling, general and administrative	50,148	52,370	56,848	158,510	145,757
Income from joint ventures	(341)	(832)	(1,648)	(2,174)	(3,389)
Operating income	22,078	17,987	55,332	55,034	129,708
Interest expense	(2,729)	(3,472)	(3,127)	(9,473)	(4,883)
Other income (expense), net	(154)	617	(31)	70	3,274
Income from continuing operations before income taxes	19,195	15,132	52,174	45,631	128,099
Income tax expense	(7,541)	(4,767)	(18,056)	(15,870)	(42,965)
Income from continuing operations	11,654	10,365	34,118	29,761	85,134
Income from discontinued operations, net of tax	—	—	282	—	317
Net income	11,654	10,365	34,400	29,761	85,451
Net income attributable to noncontrolling interests	(413)	(735)	(1,372)	(1,875)	(3,804)
Net income attributable to SSI	$11,241	$9,630	$33,028	$27,886	$81,647
Basic: (2)
Income per share from continuing operations attributable to SSI (1)	$0.41	$0.35	$1.18	$1.01	$2.95
Income per share from discontinued operations	—	—	0.01	—	0.01
Net income per share attributable to SSI	$0.41	$0.35	$1.19	$1.01	$2.96
Diluted: (2)
Income per share from continuing operations attributable to SSI (1)	$0.40	$0.35	$1.17	$1.00	$2.91
Income per share from discontinued operations	—	—	0.01	—	0.01
Net income per share attributable to SSI	$0.40	$0.35	$1.18	$1.00	$2.92
Weighted average number of common shares:
Basic	27,531	27,509	27,677	27,499	27,622
Diluted	27,795	27,781	27,998	27,748	27,952
Dividends declared per common share	$0.188	$0.017	$0.017	$0.222	$0.051
(1) Excludes income attributable to noncontrolling interests
(2) Net income used in EPS calculation:
Income from continuing operations	11,654	10,365	34,118	29,761	85,134
Net income attributable to noncontrolling interests	$(413)	$(735)	$(1,372)	$(1,875)	$(3,804)
Income from continuing operations attributable to SSI	11,241	9,630	32,746	27,886	81,330
Income from discontinued operations, net of tax	—	—	282	—	317
Net income attributable to SSI	$11,241	$9,630	$33,028	$27,886	$81,647

SCHNITZER STEEL INDUSTRIES, INC. SELECTED OPERATING STATISTICS (Unaudited)

	1Q12	2Q12	3Q12	Fiscal YTD 2012	1Q11	2Q11	3Q11	4Q11	Fiscal YTD 2011
Metals Recycling Business
Ferrous Processing Selling Prices ($/LT) (1)
Steel Manufacturing Business	$429	$432	$434	$431	$350	$408	$442	$435	$412
Other domestic	413	421	402	412	315	399	422	410	389
Exports	436	420	427	428	359	424	443	449	421
Average	$432	$421	$424	$426	$353	$419	$440	$443	$416

Ferrous Processing Sales Volume (LT)
SMB	135,512	90,510	115,633	341,655	90,537	95,774	122,238	95,351	403,900
Domestic	183,938	206,632	192,888	583,458	161,301	144,250	199,818	183,502	688,871
Export	912,939	1,055,237	1,044,063	3,012,239	979,063	860,005	1,142,156	1,254,708	4,235,932
Total Processed	1,232,389	1,352,379	1,352,584	3,937,352	1,230,901	1,100,029	1,464,212	1,533,561	5,328,703

Nonferrous Average Price ($/LB) (1)	$1.00	$0.91	$0.97	$0.96	$0.94	$1.04	$1.12	$1.08	$1.06

Nonferrous Sales Volume (LB, in 000s)	137,243	168,545	154,071	459,859	111,495	121,498	144,505	191,062	568,560

Steel Manufacturing Business
Sales Prices ($/NT) (1) (2)
Average	$722	$725	$734	$727	$634	$687	$734	$721	$697

Sales Volume (NT) (2)
Rebar	62,487	51,141	55,378	169,006	63,668	51,569	45,494	61,411	222,142
Coiled Products	39,120	55,785	42,753	137,658	26,917	40,947	67,020	57,553	192,437
Merchant Bar and Other	5,030	5,097	4,812	14,940	7,071	6,322	5,811	5,290	24,494
Total	106,637	112,023	102,943	321,604	97,656	98,838	118,325	124,254	439,073

Rolling mill utilization	60%	54%	54%	56%	48%	52%	68%	57%	56%

Auto Parts Business
Number of self-service locations at end of quarter	50	51	51	51	45	50	50	50	50
Car purchase volumes (000)	85	84	89	258	82	81	93	97	353

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer
(2) Excludes billet sales

SCHNITZER STEEL INDUSTRIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (Unaudited)

	May 31, 2012	August 31, 2011	May 31, 2011
Assets
Current assets:
Cash and cash equivalents	$56,470	$49,462	$32,801
Accounts receivable, net	149,720	229,975	245,785
Inventories, net	328,057	335,120	364,159
Other current assets	55,399	39,442	25,919
Total current assets	589,646	653,999	668,664

Property, plant and equipment, net	544,973	555,284	538,893

Goodwill and other assets	676,544	680,886	681,231

Total assets	$1,811,163	$1,890,169	$1,888,788

Liabilities and Equity
Current liabilities:
Short-term borrowings	$668	$643	$3,280
Other current liabilities	186,007	232,670	191,850
Total current liabilities	186,675	233,313	195,130

Long-term debt	357,065	403,287	468,611

Other long-term liabilities	142,283	133,280	131,503

Redeemable noncontrolling interest	19,865	19,053	19,647

Equity:
Total SSI shareholders' equity	1,099,804	1,094,712	1,067,953
Noncontrolling interests	5,471	6,524	5,944
Total equity	1,105,275	1,101,236	1,073,897
Total liabilities and shareholders' equity	$1,811,163	$1,890,169	$1,888,788

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 58 operating facilities located in 14 states, Puerto Rico and Western Canada. The business has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 51 self-service facilities located in 14 states and Western Canada. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 106th year of operations in fiscal 2012. Schnitzer was named Scrap Company of the Year by American Metals Market's 2011 Awards for Steel Excellence. The awards recognize advancements rooted in pioneering and implementing business improvements that have delivered real change to the steel industry.

Safe Harbor for Forward Looking Statements

This press release, particularly the Outlook sections, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s outlook for the business and statements as to expected pricing, sales volumes, operating margins, tax rates and benefits of acquisitions and processing technologies. Such statements can generally be identified because they contain “expect,” “believe,” “anticipate,” “estimate” and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations include: potential environmental cleanup costs related to the Portland Harbor Superfund site; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; difficulties associated with acquisitions and integration of acquired businesses; the impact of goodwill impairment charges; the inability of customers to fulfill their contractual obligations; the impact of foreign currency fluctuations; potential limitations on our ability to access credit facilities; the impact of the consolidation in the steel industry; the impact of imports of foreign steel into the U.S.; inability to realize expected benefits from investments in technology; freight rates and availability of transportation; product liability claims; costs associated with compliance with environmental regulations; the adverse impact of climate change; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate, as discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company’s forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. All forward-looking statements we make are based on information available to us at the time the statements are made and we do not assume any obligation to update any forward-looking statements, except as may be required by law.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Media Relations:
Chip Terhune, 503-265-6370
cterhune@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com